Exhibit 10.3

AMERICAN CAMPUS COMMUNITIES, INC.

2004 OUTPERFORMANCE BONUS PROGRAM

1.	PURPOSE

The Program provides long-term incentives to Key Employees of the Company whom the Committee believes will make substantial contributions to the Company. Its purposes are to attract, retain and motivate Key Employees of the Company and to promote the long-term growth and profitability of the Company.

2.	DEFINITIONS

(a) “Affiliate” shall have the meaning set forth in the Incentive Plan.

(b) “Alternate Performance Measure” means Total Shareholder Return of at least a 12% per annum (on a cumulative, non-compounded basis) and such return is at or above the 60th percentile of the Total Shareholder Return achieved by the Peer Group Companies.

(c) “Board” means the Board of Directors of the Company.

(d) “Bonus Award” means, as to a Key Employee, equal to the Bonus Pool multiplied by a fraction, where the numerator equals the number of vested Units held by such Key Employee as of the Determination Date, and the denominator equals the total number of Units allocated under the Program that have not been forfeited prior to such Determination Date.

(e) “Bonus Pool” means an amount equal to the Fair Market Value of the number of shares of Stock on the Determination Date equaling the difference between (x) and (y), where (x) equals 367,682 and (y) equals the sum of (A) the number of shares of Stock distributed in connection with a Bonus Award paid prior to the Determination Date plus (B) the amount of cash distributed in connection with a Bonus Award paid prior to the Determination Date divided by the Fair Market Value of the Stock on the Determination Date to which such cash payment of the Bonus Award is attributable. No dividend rights or dividend equivalent payments will accrue with respect to any shares of Stock underlying the Bonus Pool.

(f) “Cause” means, in the absence of any employment agreement between a Key Employee and the Company otherwise defining Cause, (i) incompetence, fraud, personal dishonesty, embezzlement or acts of gross negligence or gross misconduct on the part of Key Employee in the course of his or her employment or services, (ii) a Key Employee’s engagement in conduct that is materially injurious to the Company or an Affiliate, (iii) a Key Employee’s conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to, (x) a felony, or (y) any other criminal charge (other than minor traffic violations) involving dishonesty or which could reasonably be expected to have a material adverse impact on the Company’s or an Affiliate’s reputation or business; (iv) public or consistent drunkenness by a Key Employee or his illegal use of narcotics (or other restricted substances) which is, or could reasonably be expected to become, materially injurious to the reputation or business of the Company or an Affiliate or which impairs, or could reasonably be expected to impair, the performance of a Key Employee’s duties to the Company or an Affiliate; or (v) willful failure by a Key Employee to follow the lawful directions of a superior officer or the Board. In the event there is an employment agreement between a Key Employee and the Company defining Cause, “Cause” shall have the meaning provided in such agreement.

(g) “Change in Control” shall have the meaning set forth in the Incentive Plan.

(h) “Committee” means the Board or such other committee of at least two persons as the Board may appoint to administer the Program.

(i) “Company” means American Campus Communities, Inc., a Maryland corporation.

(j) “Determination Date” means, with respect to any Key Employee, the earliest to occur of (i) the date of a Change in Control, (ii) the date of such Key Employee’s termination of employment for any reason, or (iii) the third (3rd) anniversary of the IPO Date.

(k) “Fair Market Value” shall have the meaning set forth in the Incentive Plan.

(l) “Good Reason” means, in the absence of any employment agreement between a Key Employee and the Company otherwise defining Good Reason, a material diminution is a Key Employee’s duties or responsibilities such that the Key Employee is no longer functioning as a key employee of the Company. In the event there is an employment agreement between a Key Employee and the Company defining Good Reason, “Good Reason” shall have the meaning provided in such agreement.

(m) “Incentive Plan” means the Company’s 2004 Incentive Award Plan.

(n) “IPO Date” shall have the meaning set forth in the Incentive Plan.

(o) “Key Employee” means each Key Employee designated by the Committee to participate in the Program.

(p) “Measurement Period” means the period commencing on the IPO Date and ending on the Determination Date.

(q) “Operating Partnership” means American Campus Communities Operating Partnership LP.

(r) “Peer Group Companies” means the group of “peer” companies designated by the Committee in consultation with the Key Employees.

(s) “PIU” shall have the meaning set forth in the Incentive Plan.

(t) “Program” means the American Campus Communities, Inc. 2004 Outperformance Bonus Program.

(u) “Primary Performance Measure” means Total Shareholder Return of at least a 25% per annum (on a cumulative, non-compounded basis).

(v) “Stock” means the common stock of the Company, par value $.01 per share.

(w) “Total Shareholder Return” means the appreciation in the Fair Market Value of the Stock (or in the case of Peer Group Companies, the common stock of such companies) plus any dividends paid in respect of such Stock (or common stock) during the Measurement Period.

(x) “Unit” shall have the meaning set forth in Section 4 hereof.

3.	ADMINISTRATION

The Program shall be administered by the Committee, which shall have the sole authority, in its absolute discretion, to (i) construe, interpret and implement the Program, (ii) prescribe, amend and rescind rules and regulations relating to the Program, and (iii) make all other determinations deemed necessary or advisable for the administration of the Program. The determination of the Committee on all matters relating to the Program or any amounts determinable or payable hereunder shall be final, binding and conclusive.

4.	UNIT ALLOCATION AND VESTING.

(a) The Bonus Pool shall be allocated amongst Key Employees through units representing one allocable share of the value of the Bonus Pool (the “Units”). Up to 100 Units may be allocated by the Committee under the Program.

(b) Units shall initially be unvested, and shall vest on a Key Employee’s Determination Date as follows:

(i) If the Key Employee’s Determination Date occurs on the third (3rd) anniversary of the IPO Date, 100% of the Units held by such Key Employee shall vest as of the Determination Date if either the Primary Performance Measure or the Alternative Performance Measure has been achieved. If neither the Primary Performance Measure nor the Alternative Performance Measure has been achieved as of such Determination Date, no Units held by such Key Employee shall vest and such Units shall be deemed to have been forfeited.

(ii) If the Key Employee’s Determination Date occurs on the date of a Change in Control, 100% of the Units held by such Key Employee shall vest as of the

Determination Date if the Primary Performance Measure has been achieved. If the Primary Performance Measure is not achieved, but the Alternative Performance Measure has been achieved, a number of Units shall vest as of the Determination Date equal to the greater of (x) 50% of the Units held by such Key Employee, or (y) the number of Units held by such Key Employee multiplied by a fraction, the numerator of which equals the number of days elapsed from the IPO Date, and the denominator of which equals 1095. If neither the Primary Performance Measure nor the Alternative Performance Measure has been achieved as of such Determination Date, no Units held by such Key Employee shall vest and such Units shall be deemed to have been forfeited.

(iii) If the Key Employee’s Determination Date occurs on the date of such Key Employee’s termination of employment:

(1) If such termination is by the Company other than for Cause, or by the Key Employee with Good Reason, 100% of the Units held by such Key Employee shall vest as of the Determination Date if the Primary Performance Measure has been achieved. If the Primary Performance Measure is not achieved, but the Alternative Performance Measure has been achieved, a number of Units shall vest as of the Determination Date equal to the greater of (x) 50% of the Units held by such Key Employee, or (y) the number of Units held by such Key Employee multiplied by a fraction, the numerator of which equals the number of days elapsed from the IPO Date, and the denominator of which equals 1095. If neither the Primary Performance Measure nor the Alternative Performance Measure has been achieved as of such Determination Date, no Units held by such Key Employee shall vest and such Units shall be deemed to have been forfeited.

(2) If such termination is by the Company with Cause, or by the Key Employee without Good Reason, no Units held by such Key Employee shall vest and such Units shall be deemed to have been forfeited.

(c) Following a Key Employee’s Determination Date, all Units, whether or not then vested, shall be forfeited.

5.	PAYMENT OF THE BONUS AWARD

(a) A Key Employee’s Bonus Award shall be payable as soon as practicable following such Key Employee’s Determination Date, and in no event later than one hundred twenty (120) days following such Determination Date.

(b) The Bonus Award shall be payable in cash; provided, however, that the Committee, in its discretion, may elect to pay the Bonus Award in shares of Stock, units of the Operating Partnership, PIUs or in similar securities (provided that such issuance will not result in any recognition of taxable income by the Key Employee) valued on the date such Bonus Award is paid to the Key Employee, provided that such securities are available at that time under any of the Company’s existing stock incentive plans.

(c) The payment of any Bonus Award shall be subject to the payment by the Key Employee to the Company of any federal, state or local taxes required by law to be withheld by the Company. The Company shall have the right to deduct from any payment to be made pursuant to the Program any federal, state or local taxes required by law to be withheld by the Company.

6.	ASSIGNMENT AND ALIENATION OF BENEFITS

To the maximum extent permitted by law, a Key Employee’s right or benefits under this Program shall not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void; provided, however, that in the event of a Key Employee’s death, any such benefit not forfeited upon death shall pass to such Key Employee’s beneficiaries or estate in accordance with the laws of descent and distribution. Except as prohibited by law, payments or benefits payable to or with respect to a Key Employee pursuant to this Program may be reduced by amounts the Key Employee may owe to the Company, including, without limitation, any amounts owed on account of loans, travel or standing advances, and personal charges on credit cards issued through the Company.

7.	SUCCESSORS

In addition to any obligations imposed by law upon any successor to the Company, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company to expressly assume the Program and agree to perform obligations hereunder in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

8.	TERMINATION OR AMENDMENT OF THE PROGRAM

The Board at any time, and from time to time, may amend, suspend or terminate the Program; provided, however, that the rights granted to any Key Employee under the Program shall not be impaired by any such amendment unless the Key Employee first consents to such in writing.

9.	MISCELLANEOUS

(a) The establishment of this Program shall not be construed as granting any Key Employee the right to remain in the employ of the Company, nor shall this Program be construed as limiting the right of the Company to discharge a Key Employee from employment at any time for any reason whatsoever, with or without Cause.

(b) The Section headings in this Program are for convenience only; they form no part of the Program and shall not affect its interpretation.

(c) This Program shall be governed by and construed in accordance with the laws of the State of Texas, without reference to the principles of conflicts of laws therein.

(d) No provision of the Program shall require the Company, for the purpose of satisfying any obligations under the Program, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Key Employees shall have no rights under the Program other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

(e) In no event shall any member of the Committee be personally liable by reason of any contract or other instrument executed by a member of the Committee or on his or her behalf in his or her capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless such member of the Committee against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Program unless arising out of such person’s own fraud or bad faith. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s operating agreement, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or hold him harmless.

(f) The Committee shall be fully justified in relying, acting or failing to act, and shall not be liable for having so relied, acted or failed to act in good faith, upon any report made by the independent public accountant of the Company and upon any other information furnished in connection with the Program by any person or persons other than such member.

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